UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 14, 2010

Kentucky USA Energy, Inc.

  (Exact name of registrant as specified in its charter)

Delaware	333-141480	20-5750488
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

321 Somerset Road, Suite 1, London, Kentucky 40741
(Address of principal executive offices)	(Zip Code)

(606) 878-5987

 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

Legal Proceedings

KY USA Energy Chapter 11 Bankruptcy Proceedings

Background

Our wholly owned operating subsidiary, KY USA Energy, Inc. (“KY USA Energy”), through the execution of a Farm-Out Assignment, amended and corrected as of June 18, 2008 (the “K&D Farm-Out Agreement”), with K&D Energy, a Kentucky partnership (“K&D Energy”), secured a 100% working interest and a 75% net revenue interest from K&D Energy in a leasehold in Western Kentucky covering approximately 3,000 acres across nine oil and gas leases located in Muhlenberg, Christian and Todd Counties, targeting gas extraction from the New Albany Shale (the “K&D Leasehold”).  To date, KY USA Energy has drilled fifteen (15) wells on the K&D Leasehold. Sale of gas from certain of these wells began in October 2009.

On May 21, 2010 KY USA Energy received a letter from legal counsel to K&D Energy and each of the landowners (the “Landowners”) of the nine leases of which the K&D Leasehold is comprised.  The letter claimed that KY USA Energy was in default of its obligations under the K&D Farm-Out Agreement.  Specifically, the letter claimed that KY USA Energy was not paying K&D Energy and the Landowners the correct amount of royalties due them on the sale of gas pumped from the wells on the K&D Leasehold; that KY USA Energy had not drilled the minimum of 12 wells per year required under the K&D Farm-Out Agreement and that, therefore, KY USA Energy’s rights and interests under the K&D Farm-Out Agreement, except with respect to the wells that already had been drilled and completed, were terminated; that if the proper amount of royalties was not paid with respect to the wells that already had been drilled and completed, KY USA Energy would lose all rights to and interests in those wells and that the K&D Farm-Out Agreement would be deemed terminated with respect to those wells; that KY USA Energy was in breach of certain duties to repair damages on the leased properties caused by its drilling efforts; and that, with respect to the design and construction of its pipeline gathering system, KY USA Energy was in breach of certain local safety regulations and certain state law requirements relating to the obtaining of required licenses and permits and had failed to obtain certain right-of-way easement agreements from certain of the Landowners.

As a consequence of the dispute with the K&D Energy and the Landowners, the Landowners shut down the KY USA Energy wells and locked out KY USA Energy from their properties.  Because of this action, KY USA Energy has not been able to access the wells that it drilled and is no longer able to produce and sell gas from its wells that were shut down.  As a result, our business and KY USA Energy’s operations have been substantially impaired.

We and KY USA Energy strongly deny the allegations of K&D Energy and the Landowners.  We believe that case law in the State of Kentucky supports our position that net revenue interest royalties should be paid on the net amount of gas pumped from our wells after the removal of inert materials and other impurities rather than on the gross amount of gas measured at the well head prior to processing.

Bankruptcy Court Proceedings

As a result of the impairment of its business due to the Landowners’ lock-out, KY USA Energy filed a voluntary petition for reorganization on September 14, 2010 in the United States Bankruptcy Court, Western District of Kentucky, Bowling Green Division (the “Bankruptcy Court”), pursuant to Chapter 11 of Title 11 of the United States Code.  The protection of Chapter 11 is expected to allow KY USA Energy to reorganize its business operations and finances.  The case number assigned for KY USA Energy’s reorganization proceeding is 10-11424.

 KY USA Energy has retained bankruptcy counsel, Harned, Bachert & McGehee PSC (“HBM”), to represent it in the bankruptcy proceedings.

On September 15, 2010, HBM filed a motion, among others, with the Bankruptcy Court to require the Landowners to turn over to KY USA Energy possession and control of KY USA Energy’s property on the K&D Leasehold, including its wells.  In a hearing on September 24, 2010, the Bankruptcy Court granted HBM’s motion and ordered the Landowners (i) to deliver to KY USA Energy its property and (ii) not to impair or interfere in any way with KY USA Energy’s access to and operation of its property, including its wells.

More information about KY USA Energy’s reorganization case may be obtained from the Clerk of the United States Bankruptcy Court for the Western District of Kentucky, whose office is located at 450 U.S. Courthouse, 601 W. Broadway, Louisville, Kentucky 40202.  The telephone number for the Clerk’s office is (502) 627-5700.

Civil Action

On June 29, 2010, Thomasson Petroleum Enterprises, Inc. (“TPE”) filed a civil action (the “Complaint”) against KY USA Energy, in the Christian Circuit Court, Division No. I, Commonwealth of Kentucky (the “County Court”) (Case No. 10-CI-00914).  TPE and KY USA Energy entered into a Farm-Out Agreement dated August 20, 2009 (the “TPE Farm-Out Agreement”) pursuant to which TPE granted KY USA Energy certain drilling rights on five leaseholds (the “TPE Leaseholds”) located in Christian and Muhlenberg Counties, Kentucky.  According to representations made by TPE in the TPE Farm-Out Agreement, TPE is the owner of 100% of the working interests in the TPE Leaseholds.  In the Complaint, TPE claimed that KY USA Energy failed to pay TPE a $200,000 fee due TPE upon execution of the TPE Farm-Out Agreement.  TPE is demanding, among other things, that the County Court find judgment in favor of TPE in the sum of $200,000, with interest.  KY USA Energy denies that it owes TPE this money. Pursuant to the bankruptcy proceedings discussed above, this action against KY USA Energy is currently stayed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kentucky USA Energy, Inc.

Date: September 27, 2010	By:	/s/ Steven Eversole
Steven Eversole
Chief Executive Officer